Exhibit 99.1
AMES TRUE TEMPER, INC. EXPRESSES NO OPINION ON DEBT TENDER OFFER BY CLOPAY ACQUISITION CORP.
CAMP HILL, PA, August 11 — Ames True Temper, Inc. (“ATT”) today announced that it elected to express no opinion and remain neutral toward (i) the offers by Clopay Acquisition Corp. (“Clopay”) on August 3, 2010 to purchase any and all of ATT’s outstanding 10% Senior Subordinated Notes due 2012 and Senior Floating Rate Notes due 2012 and (ii) the related consent solicitations. The tender offers and related consent solicitations are being conducted in connection with Clopay’s previously announced agreement to acquire all the outstanding common stock of CHATT Holdings Inc., ATT’s indirect parent (the “Transaction”).
ATT believes that each noteholder should make its decision as to whether to tender on an individual rather than a collective basis, based on that noteholder’s particular circumstances. ATT further believes the determination whether to tender is a financial decision to be made by each noteholder, in consultation with the noteholder’s financial advisor, based on the terms of the offers being made by Clopay. For these reasons, ATT believes that it is not appropriate for it to make a recommendation to noteholders regarding the tender of their notes and expresses no opinion as to the course of action that noteholders should take.
The announcements contained in this press release were made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934.
Cautionary Statement Regarding Forward-Looking Statements
Certain information provided herein may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding the Transaction. All forward-looking statements included in this communication are based on information available to ATT on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither ATT nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond ATT’s control. ATT undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to ATT’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.